Exhibit 99.1

IN THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS
COUNTY DEPARTMENT, CHANCERY DIVISION

HANSEL ORREGO and JAYEON KIM, Derivatively on Behalf of GROUPON, INC.,	) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	Case No. 12 CH 12420 Consolidated with 12 CH 19431 Calendar 3
Plaintiffs,
v.
ERIC LEFKOFSKY, PETER BARRIS, KEVIN EFRUSY, MELLODY HOBSON, BRAD KEYWELL, THEODORE LEONSIS, ANDREW MASON, HOWARD SCHULTZ, JOSEPH DEL PRETO, and JASON CHILD,
Defendants,
and
GROUPON, INC.,
Nominal Defendant

IN THE UNITED STATES DISTRICT COURT
FOR THE NORTHERN DISTRICT OF ILLINOIS
EASTERN DIVISION

) ) ) ) ) ) ) )
IN RE: GROUPON DERIVATIVE		Master Docket No. 12-CV-5300
LITIGATION
Hon. Andrea R. Wood

Hon. Mary M. Rowland

NOTICE OF SETTLEMENT OF STOCKHOLDER DERIVATIVE LITIGATION
TO: ALL PERSONS WHO OWN SHARES OF GROUPON, INC. (“COMPANY”) COMMON STOCK AS OF DECEMBER 2, 2016 (“COMPANY STOCKHOLDERS”):
THIS NOTICE IS GIVEN pursuant to an Order of the Circuit Court of Cook County, Illinois, County Department, Chancery Division (the “Court”), to inform you of a proposed stipulated settlement (the “Settlement”) in the above-captioned derivative actions (the “Actions”).

The Actions, brought derivatively on behalf of the Company, against certain of its current and former directors and officers, allege that the Individual Defendants breached their fiduciary duties by, among other things, causing Groupon to issue or make materially false and misleading statements concerning Groupon’s business operations and financial condition for the year ending December 31, 2011, and failing to implement necessary controls over Groupon’s accounting function that ultimately required Groupon to revise its earnings in March 2012. Defendants maintain that they acted properly and in full accord with their fiduciary duties at all times and that the Actions are without merit. Defendants have denied and continue to deny each and all allegations by Plaintiffs in the Actions.
As a result of the Settlement terms, the Company has agreed to implement certain corporate-governance reforms and enhance existing practices, including but not limited to: amending the Nominating and Corporate Governance Committee Charter relating to mechanisms for shareholder proposals; providing continuing education for new corporate directors; amending the Audit Committee Charter relating to oversight of accounting and financial reporting; amending the Compensation Committee Charter relating to the Company’s executive compensation policies; creating a Director of Compliance position to oversee the administration of the Company’s corporate governance policies; amending the Global Code of Conduct and the Code of Ethics for Senior Financial Officers; amending the Disclosure Committee Charter relating to review of company financial reports; providing additional employee training on accounting matters; and conducting an assessment of the internal audit department’s conformance with the Institute of Internal Auditors’ definition of Internal Auditing, Code of Ethics, and Standards for the Professional Practice of Internal Auditing three times over the course of a ten (10) year period. A full recitation of the corporate reforms agreed to can be found by reviewing the Stipulation and Exhibit A at the following website: http://investor.groupon.com. Because this is a stockholder derivative action brought for the benefit of Groupon, Inc., no individual Company stockholder has the right to receive any individual compensation as a result of the settlement of this action.
YOU ARE HEREBY NOTIFIED THAT, a hearing will be held on April 5, 2017, at 2:30 p.m., before the Honorable Judge Franklin U. Valderrama, Chancery Division - General Chancery Section, Richard J. Daley Center, 50 West Washington Street, Courtroom 2402, Chicago, Illinois 60602, for the purpose of determining whether the Settlement should be approved as fair, reasonable and adequate, and to consider other matters, including Plaintiffs’ counsel’s application for an award of attorneys’ fees and expenses in an amount not to exceed $5.7 million, and whether a final judgment dismissing the Actions should be entered. Defendants have not agreed to payment of attorneys’ fees as requested by Plaintiffs’ Counsel.
IF YOU ARE AN OWNER OF COMPANY COMMON STOCK, YOUR RIGHTS MAY BE AFFECTED BY THE SETTLEMENT. This notice contains only a summary of the Action and the terms of the Settlement. If you are a current Company Stockholder, you may obtain a copy the Stipulation of Settlement, by visiting the website: http://investor.groupon.com. Should you have any other questions regarding the proposed Settlement or the Actions, please contact:

State Co-Lead Counsel:

KAHN SWICK FOTI, LLC	JOHNSON WEAVER, LLP
Melinda A. Nicholson	Frank J. Johnson
206 Covington Street	600 West Broadway, Suite 1540
Madisonville, LA 70447	San Diego, CA 92101
Federal Co-Lead Counsel:

HARWOOD FEFFER LLP	WOLF HALDENSTEIN ADLER
Robert I. Harwood	FREEMAN & HERZ LLC
Matthew M, Houston	Fred Taylor Isquith
488 Madison Avenue	270 Madison Avenue
New York, NY 10022	New York, NY 10016

Any objection to the Settlement or to Plaintiffs’ application for an award of attorneys’ fees and expenses must (a) be filed with the Clerk of the Court (Richard J. Daley Center, 50 West Washington Street, Chicago, Illinois 60602) stating the case name and number Orrego & Kim v. Lefkofsky, et al., Case No. 07CH23297, no later than March 8, 2017 and served by hand or first class mail (postage prepaid) for delivery by the same date on Plaintiffs’ Counsel (at the addresses listed above) and on counsel for Defendants (at the address listed below); (b) give proof of current ownership of Groupon stock as well as documentary evidence of when such stock ownership was acquired; and (c) provide a statement regarding the grounds for the objection, including all supporting bases and reasons for the objection, the identification of all witnesses, documents or other evidence that are to be presented at the Settlement Hearing in connection with the objection, and a summary of the substance of the testimony to be given by any such witness.

Counsel for the Individual Defendants:	JENNER & BLOCK LLP Elizabeth A. Coleman Howard S. Suskin 353 North Clark Street Chicago, IL 60654

Counsel for the Company:	SHOOK, HARDY & BACON L.L.P. Todd C. Jacobs Gary M. Miller Anna S. Knight 111 South Wacker Drive Chicago, Illinois 60606
PLEASE DO NOT CALL OR WRITE THE COURT REGARDING THIS NOTICE.

DATED: January 9, 2017	BY ORDER OF THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS, COUNTY DEPARTMENT, CHANCERY DIVISION